TREDEGAR APPOINTS ANNE WALESKI TO BOARD OF DIRECTORS

RICHMOND, VA, August 16, 2018 - Tredegar Corporation (NYSE:TG) today announced that its Board of Directors has elected Anne G. Waleski to the company’s Board as a new director.

“On behalf of the Tredegar Board, I am very pleased to welcome Anne to Tredegar,” said Bill Gottwald, Chairman of the Board. “Her extensive financial expertise and management responsibilities at Markel Corporation make her a terrific independent director addition to the Board. We look forward to working with her to enhance Tredegar’s value for all shareholders.”

About Anne G. Waleski
Anne G. Waleski currently serves as Executive Vice President and Chief Financial Officer of Markel Corporation, a global holding company for insurance, reinsurance, and investment operations around the world. Ms. Waleski has held the position of Chief Financial Officer since 2010. Before this role, she served as Treasurer of Markel from 2003 to 2010 and held various other Finance positions at Markel from 1993 to 2003. She began her career at Circuit City Stores, Inc. and Reynolds Metals, Inc.

About Tredegar
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2017 sales of $961 million. With approximately 3,200 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.